UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 ☐ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☒ Soliciting Material Pursuant to §240.14a-12

TELEPHONE AND DATA SYSTEMS, INC. (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

TDS NOMINATES MITCHELL H. SARANOW FOR ELECTION
TO ITS BOARD OF DIRECTORS

CHICAGO – Feb. 27, 2004 – Mitchell H. Saranow, chairman of The Saranow Group, L.L.C., has been nominated for election to the board of directors of Telephone and Data Systems, Inc. [AMEX: TDS], the company announced today.

Saranow will stand for election as an independent director at the company’s annual meeting of shareholders May 6, 2004. Saranow is being nominated to fill the vacancy resulting from the expiration of the term of Michael D. Bills. Bills, who has served with distinction on the TDS board of directors for three years, has decided not to serve an additional term.

“We are very pleased that Mitchell Saranow has been nominated to the TDS board of directors,” said Walter C.D. Carlson, chairman of the TDS board of directors. “We believe Mr. Saranow would be an outstanding director and an excellent addition to the TDS board. A successful businessman and entrepreneur, Mr. Saranow has built, developed and sold several successful ventures, including one in the cable business. He has significant experience with public companies and their board of directors, as well as an impressive background in finance and law. We welcome the strategic insight, financial acumen and business expertise he would bring to the board.”

Saranow is the chairman of The Saranow Group, L.L.C., a private investment firm he founded in 1984. Since that time, Saranow has served as chief executive office of several companies founded by The Saranow Group. Currently he is chief executive officer of LENTEQ, L.P., an early-stage equipment manufacturer, based in the Netherlands.

He serves on the board of directors of Lawson Products, Inc. in Des Plaines, Ill. and North American Scientific, Inc., in Chatsworth, Calif. He is a member of the audit committees of both boards.

Before heading LENTEQ, Saranow was chairman of the board and co-chief executive officer of Navigant Consulting, Inc., and prior to that, he was chairman and managing general partner of Fluid Management, L.P., a machinery manufacturer. Earlier in his career, Saranow served as chief financial officer and vice president of Finance of CFS Continental, Inc., worked as an investment banker with AG Becker & Co., and practiced law with Mayer, Brown & Platt.

— more —

A certified public accountant, Saranow holds a master of business administration degree from Harvard Business School, a Juris Doctor from Harvard Law School and a joint bachelor of science and arts degree from Northwestern University. Saranow is a member of the board of governors of the Northwestern University Library. He also is director and past president of the Juvenile Protective Association as well as a director of the Anti-Defamation League.

IMPORTANT INFORMATION: Additional information relating to the foregoing nomination is included in the company’s preliminary proxy statement, to be filed today with the Securities and Exchange Commission. The company encourages shareholders to read the definitive proxy statement when it becomes available because it will contain important information about the company and the nominee. Shareholder and other investors may access (for free) the company’s proxy statement when it is available and other relevant company documents at the SEC’s web site (www.sec.gov). The proxy statement will also be available on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filing page. The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the forgoing nomination.  Information regarding the security ownership and other interests of the company’s executive officers and directors will be included in the definitive proxy statement.

Telephone and Data Systems, Inc., a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and local telecommunications service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Dec. 31, 2003, the company employed approximately 10,900 people and served approximately 5.5 million customers/units in 36 states. For more information, visit www.teldta.com .

Contact:	Mark A. Steinkrauss, Vice President - Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Ruth E. Venning, Director - Corporate Relations (312) 592-5327 ruth.venning@teldta.com

Julie D. Mathews, Manager - Investor Relations (312) 592-5341 julie.mathews@teldta.com

TDS ANNOUNCES CORPORATE GOVERNANCE PROPOSALS

Shareholders to vote at the 2004 annual meeting on declassifying board of directors and prohibiting re-pricing of options without shareholder approval.

FOR RELEASE: IMMEDIATE

CHICAGO – Feb. 27, 2004 – Telephone and Data Systems, Inc. [AMEX:TDS] announced today that its board of directors has voted to declassify the board so that all directors are elected annually. The board also voted to prohibit the re-pricing of options without shareholder approval. These proposed changes must be approved by shareholders, who will vote on the proposals at the 2004 annual meeting of shareholders May 6 in Chicago.

The following is a summary of these two proposals the board will submit to shareholders:

•	A proposal that the board be declassified so that all directors are elected annually. Currently, the board is divided into three classes. Each year, one class is elected to serve a term of three years. Under the new proposal, all directors would serve one-year terms.
•	A proposal that the 2004 long-term incentive plan be approved. The proposed 2004 plan includes amendments that would prohibit the repricing of stock options without shareholder approval, as well as certain other technical changes.

In addition to these proposals, the company adopted a number of corporate governance guidelines in December 2003 to promote the effective functioning of the board and its committees. The guidelines include:

•	Directors are to limit to three the number of public company boards, other than TDS or its subsidiaries, on which they serve.
•	At least once each year, the independent directors will meet without non-independent directors or management.
•	Directors are expected to adhere to the code of ethics adopted by the board.
•	Each director is expected to own a minimum of 1,000 shares of common stock of the company.
•	The board and each of its committees have the authority to retain outside advisers as the board or committees deem appropriate.
•	The board has formed a corporate governance committee with a written charter setting forth its responsibilities.

— more —

The complete corporate governance guidelines are available online on the TDS web site (www.teldta.com) in the Investor Relations section, on the corporate governance page.

IMPORTANT INFORMATION: The two proposals are included in the company’s preliminary proxy statement, to be filed today with the Securities and Exchange Commission. The company encourages shareholders to read the definitive proxy statement when it becomes available because it will contain important information about the company and these two proposals. Shareholders and other investors may access, free-of-charge, the company’s proxy statement when it is available and other relevant company documents at the SEC’s web site (www.sec.gov). The proxy statement will also be available on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filing page. The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the forgoing proposals. Information regarding the security ownership and other interests of the company’s executive officers and directors will be included in the definitive proxy statement.

Telephone and Data Systems, Inc., a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and wireline service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Dec. 31, 2003, the company employed approximately 10,900 people and served approximately 5.5 million customers/units in 36 states. For more information, visit www.teldta.com .